Exhibit 99.1

Target Hospitality Provides Business Update Amidst Rapidly Evolving
COVID-19 Situation and Global Uncertainties

The Woodlands, Texas, March 31, 2020 (BUSINESS WIRE) – Target Hospitality Corp. (“Target Hospitality”, “Target” or the “Company”) (NASDAQ: TH), the largest provider of vertically-integrated specialty hospitality accommodations with premium catering and value-added hospitality services in the U.S., today is providing the following business updates as a result of the recent volatility in global financial and commodity markets, created by the COVID-19 pandemic.

“Target Hospitality’s first priority is the health and safety of its employees, customers, suppliers and other partners, and we will continue to take all precautions to ensure their health and well-being during this unprecedented situation. We have taken numerous steps to mitigate the potential risk to our employees and customers by implementing a companywide contingency plan based on CDC and WHO standards. We are carefully monitoring the COVID-19 situation, following all recommended federal, state and local guidelines, to ensure a healthy workforce at our lodges,” stated Brad Archer, President and Chief Executive Officer.

“The COVID-19 pandemic, coupled with the rapid decline in commodity prices, has created an unprecedented situation for companies globally. However, Target has flexibility to quickly adjust operations to changing market conditions that will allow us to maintain our strong capital structure and financial position. In this rapidly evolving environment, we will take the necessary actions to defend our cash flow generating capabilities and preserve our liquidity position now and over the long-term,” concluded Mr. Archer.

Operational Response

Target has implemented a comprehensive response plan to ensure the safety and well-being of employees and customers at our communities and across the organization. The plan includes:

•	Implementing an extensive pre-screening process, for all employees and customers, prior to entering any Target community

•	If COVID-19 symptoms are present, Target can isolate employees and customers, providing additional exposure mitigation to the broader community

•	Providing all employees with extensive education on CDC and WHO standards for reducing the spread of COVID-19, including personal hygiene best practices, social distancing and aseptic cleaning guidelines

•	Implementing a mandatory work remote policy for all corporate employees, consistent with federal, state and local health official guidance, to mitigate the potential risk of transmission among employees and maintain a healthy work environment

•	Restricting all non-essential travel and group meetings, while implementing a virtual meeting platform to ensure business continuity and encourage disease prevention best practices

•	Minimizing communal contact with a “to-go” only policy for all food offerings at our lodges

•	Closing lodge common areas, including gyms and recreational space, to reduce social interaction and mitigate potential risk of exposure to employees and customers

•	Increasing the frequency and depth of already extensive aseptic cleaning procedures at our corporate offices and throughout our entire community network

Target’s operations and supply chain have not experienced disruptions and the company continues to work with suppliers to ensure there is no service disruption or shortage of critical products at our lodges. The Company will continue to monitor the evolving situation and remains committed to providing the necessary support to our employees and customers through this challenging situation.

Capital Discipline and Cost Reductions

Target has not experienced a meaningful reduction in utilized beds at our lodges; however, we are cognizant that the COVID-19 pandemic, and continued deterioration in global commodity markets, will create headwinds through much of 2020. In response to these anticipated lower utilization levels, Target has reduced its anticipated 2020 growth capital expenditures by 50% to $5 – $10 million. Target’s anticipated maintenance capital expenditures will be between $2 - $4 million.

Target has meaningful variable cost of services and anticipates a reduction of these costs over the remainder of 2020, which will offset a portion of any reduction in utilized beds. Target is taking additional steps to reduce cash corporate expenses across the organization, including voluntary cash salary reductions of 20% for the Board and select Executive Management and 10% - 15% for Senior Management. The Company has also implemented reductions in workforce, furloughs, reduced discretionary spending and the elimination of all non-essential travel. The Company believes these measures will reduce cash expenses by more than 25% over the remainder of 2020. The Company’s Chief Executive Officer will continue to voluntarily receive 100% of his base salary in the form of restricted stock units.

Balance Sheet Update

In the current environment, a major priority is preserving liquidity to retain operational and financial flexibility. As the Company previously stated, Target has significant flexibility to quickly adapt operationally to changing market conditions in order to maintain its strong capital structure and cash flow generating capabilities. As of December 31, 2019, the Company had liquidity of approximately $52 million, with a net leverage ratio of 2.6 times as defined by its credit facility. The Company’s $125 million asset-based credit facility, maturing September 2023, has no immediate covenant, liquidity or minimum credit rating. The Company’s long-term debt has no near-term maturities and primarily consist of $340 million in Senior Secured Notes due 2024.

2020 Outlook

The spread of COVID-19 continues to heighten and is having a significant impact on global economic activity, including commodity markets, and until there is clarity on the duration and severity of these events, the Company is withdrawing its previously announced 2020 financial outlook. Target will assess the ongoing situation and will provide an updated 2020 financial outlook when more clarity is available.

About Target Hospitality

Target Hospitality is the largest provider of vertically integrated specialty rental accommodations and value- added hospitality services in the United States. Target Hospitality builds, owns, and operates customized housing communities for a range of end users, and offers a full suite of cost-effective hospitality solutions including culinary, catering, concierge, laundry and security services as well as recreational facilities. Target Hospitality primarily serves the energy and government sectors, and its growing network of 25 communities with over 13,000 rooms is designed to maximize workforce productivity and satisfaction.

Cautionary Statement Regarding Forward Looking Statements

Certain statements made in this press release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward- looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: continued customer demand and activity levels in the Permian Basin; continued expansion to new communities; operational, economic, political and regulatory risks; our ability to effectively compete in the specialty rental accommodations and hospitality services industry; effective management of our communities; natural disasters, including pandemics and other business disruptions; the effect of changes in state building codes on marketing our buildings; changes in demand within a number of key industry end-markets and geographic regions; our reliance on third party manufacturers and suppliers; failure to retain key personnel; and increases in raw material and labor costs. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact

Mark Schuck

(832) 702 – 8009

ir@targethospitality.com